EXHIBIT 21.1
SUBSIDIARIES OF DELTA AIR LINES, INC.
AS OF DECEMBER 31, 2010

JURISDICTION OF INCORPORATION OR
NAME OF SUBSIDIARY	ORGANIZATION
Aero Assurance Ltd.	Vermont
Cardinal Insurance Company (Cayman) Ltd.	Cayman Islands
Comair, Inc.	Ohio
Comair Holdings, LLC	Delaware
Comair Services, Inc.	Kentucky
DAL Global Services, LLC	Delaware
DAL Moscow, Inc.	Delaware
Delta Air Lines and Pan American World Airways —Unterstutzungskasse GMBH	Germany
Delta Air Lines Dublin Limited	Ireland
Delta Air Lines Private Limited	India
Delta Private Jets, Inc.	Kentucky
Delta Sky Club, Inc.	Wisconsin
Epsilon Trading, LLC	Delaware
Kappa Capital Management, LLC	Delaware
MLT Inc.	Minnesota
Montana Enterprises, Inc.	Montana
New Sky, Ltd.	Bermuda
Northwest Aerospace Training Corporation	Delaware
Northwest Airlines Charitable Foundation	Minnesota
Northwest Airlines, LLC	Delaware
NW Red Baron LLC	Delaware
Regional Elite Airline Services, LLC	Delaware
Segrave Aviation, Inc.	Minnesota
Tomisato Shoji Kabushiki Kaisha	Japan
     None of Delta’s subsidiaries do business under any names other than their corporate names, with the following exceptions:
▪	Comair, Inc. conducts business as Comair South, Inc. in the following states: Florida and Alabama.

▪	MLT Inc. conducts business as MLT Vacations Inc.